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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-73405



PROSPECTUS DATED MARCH 12, 1999                      PRICING SUPPLEMENT NO. 7 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                                JUNE 8, 1999
                                                                  RULE 424(b)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.




Principal Amount:                   $50,000,000                Optional Conversion:              N/A

Price To Public:                    100.00%                    Notice Date:                      N/A
Underwriting Discount:                0.15%
Proceeds To Issuer:                  99.85%                    Conversion Date:                  N/A

Settlement Date                     June 10th, 1999            Interest Rate:                    N/A
(Original Issue Date):

Specified Currency:                 US Dollars                 Day Count:                        N/A

Authorized Denomination:            $1,000                     Interest Payment Dates:           N/A

Maturity Date:                      July 10th, 2000            First Payment:                    N/A

Interest Rate:                      5.79%                      Optional Repayment Date:          Non-Call/Life

                                                               Initial Redemption Date:          N/A

Day Count:                          ACT/360                    Initial Redemption                N/A
                                                               Percentage:

Interest Payment Dates:             At Maturity                Annual Redemption                 N/A
                                                               Percentage Reduction:

Interest Determination Date:        N/A                        Book Entry Note or                B/E
                                                               Certificated Note:

First Payment:                      At Maturity                Total Amount of OID:              N/A

                                                               CUSIP:                            25766CBB9


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION